CHANGE IN CONTROL AGREEMENT

CHANGE IN CONTROL AGREEMENT (this "Agreement") made as of this 7th day of December, 2023, by and among UNITY BANK, a New Jersey state bank with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 (the "Bank"), UNITY BANCORP, INC. a New Jersey corporation with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 ("Unity", and collectively with the Bank, the  "Employer"), and Minsu Kim, an individual, residing at 103 Park Avenue, Unit C2, Summit, New Jersey 07901  (the "Executive").

WITNESSETH:

WHEREAS, Executive holds the position of Chief Credit Officer, Senior Vice President (the “Position”); and

WHEREAS, in connection this position, Employer and Executive wish to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto, intending to be legally bound, agree as follows:

Termination. Executive may be terminated at any time, without prejudice to Executive's right to compensation or benefits pursuant to any benefit plan or policy of Employer.

Change in Control

For purposes of this Agreement, a "Change in Control" shall mean:

a reorganization, merger, consolidation or sale of all or substantially all of the assets of Unity or a similar transaction in which Unity is not the resulting entity; or

individuals who constitute the Incumbent Board (as herein defined) of Unity cease for any reason to constitute a majority thereof; or

the occurrence of an event of a nature that would be required to be reported in response to Item 1.01 of the Current Report on Form 8-K, as then in effect, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or

Without limitation, a "change in control" shall be deemed to have occurred at such time as any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than Unity or the trustees or any administrator of any employee stock ownership plan and trust, or any other employee benefit plans, established by Employer from time-to-time is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of Unity representing 35% or more of Unity's outstanding securities ordinarily having the right to vote at the election of directors; or

A proxy statement soliciting proxies from stockholders of Unity is disseminated by someone other than the current management of Unity, seeking stockholder approval of a plan of reorganization, merger or consolidation of Unity or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by Unity, and the proponent of such proxy statement shall have obtained the vote required to approve such proposal; or

A tender offer is made for 35% or more of the voting securities of Unity and shareholders owning beneficially or of record 35% or more of the outstanding securities of Unity have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, "Incumbent Board" means the Board of Directors of Unity on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as if he were a member of the Incumbent Board.

Upon the occurrence of a Change in Control, and, in connection with such Change in Control, if Executive's employment with Employer and/or its successors is terminated within nine months of such Change in Control, regardless of whether such termination is by Employer or its successor, through Executive's resignation of employment with Employer or its successor with or without good cause, or Executive's failure to accept an offer of employment with any successor to Employer, Executive shall be entitled to receive a payment equal to nine months of the Executive's Base Salary plus an additional payment equal to nine twelfths (9/12ths) of the cash bonus received by the Executive for the Employer's preceding fiscal year. Such payment shall be made to Executive in a single lump sum payment and shall be made in accordance with Section 17 hereof. In addition to the foregoing, Executive shall, during the nine months following the termination of Executive’s employment be entitled to receive from Employer or its successor, hospital, health, medical and life insurance benefits on the terms and at the same cost to Executive as Executive was receiving such benefits upon the date of termination of Executive's employment. Notwithstanding the preceding sentence, in the event the Executive obtains new employment during any period that the Employer is obligated to provide hospital, health, medical and life insurance benefits hereunder and such new employment provides for hospital, health, medical and life insurance benefits in a manner substantially similar to the benefits to be provided by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder. It is understood and agreed that Executive must provide Employer with notice of such employment obtained while such benefits are being provided.   Notwithstanding the forgoing, upon a Change in Control, Executive shall not have the right to receive the payments provided for above due to the Executive's resignation of employment with Employer or its successor or Executive's failure to accept an offer of employment with any successor to Employer if, following such transaction, (i) a majority of the individuals constituting the Board of the resulting entity are members of the Incumbent Board and (ii) a majority of the "senior officer positions" of the resulting entity are held by individuals who held "senior officer positions" with the Employer prior to such transaction.

For purposes hereof, the “senior officer positions” shall include such of the following positions as the Employer shall separately maintain prior to any such transaction: the Chairman, Chief Executive Officer, President, Chief Financial Officer, Senior Lending Officer.

Upon the occurrence of a Change in Control, subject to paragraph (d) hereof, the vesting period for any unvested stock options or unvested awards of Unity common stock previously granted to Executive shall accelerate and become fully vested on the date of the Change in Control.

For purposes of this Agreement, a “Significant Acquisition” shall mean an acquisition of another entity by Unity (either by way of merger, purchase of substantially all assets of such other entity or purchase of all outstanding shares of securities of such other entity) pursuant to which: (i) Unity shall, as all or part of the consideration for such acquisition, issue to the shareholders of such other entity, such number of voting securities as shall equal 35% or more of the then outstanding voting Unity securities (measured prior to the consummated Significant Acquisition); and (ii) in the case of a merger, Unity shall be the surviving entity.

If Executive’s employment with Employer is terminated within nine months of the consummation of a Significant Acquisition, regardless of whether such termination is by Employer or through Executive’s resignation of employment with Employer, Executive shall be entitled to receive a payment equal to nine months of the Executive’s Base Salary, plus an additional payment equal to nine twelfths (9/12ths) of the cash bonus received by the Executive for the Employer's preceding fiscal year. Such payment shall, be made to Executive in a single lump sum payment to be made in accordance with Section 17 hereof.  In addition to the foregoing, Executive shall, during the nine (months following the termination of his/her employment be entitled to receive from Employer or its successor, hospital, health, medical and life insurance benefits on the terms and at the same cost to Executive as Executive was receiving such benefits upon the date of termination of Executive’s employment. Notwithstanding the preceding sentence, in the event the Executive obtains new employment during any period that the Employer is obligated to provide hospital, health, medical and life insurance benefits hereunder and such new employment provides for hospital, health, medical and life insurance benefits in a manner substantially similar to the benefits to be provided by Employer hereunder, Employer may permanently terminate the duplicate benefits it is obligated to provide hereunder. It is understood and agreed that Executive must provide Employer with Notice of such employment obtained while such benefits are being provided.  In the event Executive becomes entitled to receive the amount due under this paragraph (e), subject to paragraph (f) hereof, the unvested stock options or unvested awards of Unity common stock previously granted to Executive shall accelerate and become fully vested on the date of Executive’s termination of employment. It is hereby understood and agreed that payments that may become due to the Executive under this sub-paragraph (e) shall be in lieu of, and not in addition to, any payments the Executive may be entitled to under Section 2(b) hereof.

Notwithstanding anything contained in this Section 2 above, in the event all compensation to be provided to Executive conditioned upon the occurrence of a Change in Control, whether under this Agreement or in connection with any other agreement or benefit plan of the Employer to which Executive is a party or in which he participates, exceeds 2.99 times the Executive's Base Amount, as that term is defined under Section 280G of the Internal Revenue Code and regulations of the Internal Revenue Service promulgated thereunder, the total compensation to be paid to the Executive shall be reduced to an amount that is $1.00 less than 2.99 times the Executive's Base Amount. Executive shall have the right to determine which benefits to which he would otherwise be entitled shall be reduced.

No Guaranty of Employment. Nothing in this Agreement shall be construed to guarantee the employment of the Executive. Executive shall remain an "employee at will" of Employer at all times during the term of this Agreement.

Notices.  Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent: (i) by registered or certified U.S. mail, return receipt requested; (ii) by hand; (iii) by overnight courier; or (iv) by telecopier addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to time designate by written notice, given in accordance with the terms of this Section 4, together with copies thereof as follows:

In the case of the Executive, to the address set forth on the first page hereof or to such other address as Executive shall provide in writing to the Employer for the provisions of notice hereunder.

In the case of Employer, to the address set forth on the first page hereof, with a copy to:

Windels Marx Lane & Mittendorf, LLP

Attn: Robert A Schwartz, Esq.

120 Albany Street Plaza

New Brunswick, NJ 08901

Telecopier No. (732) 846-8877

Notice given as provided in this Section 4 shall be deemed effective: (i) on the date hand delivered; (ii) on the first business day following the sending thereof by overnight courier; (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service; or (iv) on the date telecopied.

Term.  The term of this Agreement shall immediately end upon (i) the termination of Executive’s employment with the Employer, (ii) Executive no longer serving in the Position, even if still employed by the Employer, or (iii) any material change to the terms and conditions of Executive’s employment (such as a material reduction in hours worked) even if Executive is still employed in the Position. In addition, notwithstanding any provision of this Agreement, the term of this Agreement shall immediately end upon: (i) the Bank or Unity entering into a Memorandum of Understanding with the Federal Deposit Insurance Corporation ("FDIC") or the New Jersey Department of Banking and Insurance ("NJDBI"); (ii) a cease-and-desist order being issued with respect to the Bank or Unity by the FDIC or the NJDBI; or (iii) receipt by either the Bank or Unity of any notice under Federal or state law, which in any way restricts the payment of any amount or benefits which may become due under this Agreement. It is hereby understood and agreed that, upon the termination of the term of this Agreement due to the occurrence of any of the events described in the foregoing clauses (i), (ii) or (iii), this Agreement shall be deemed terminated and the Employer shall have no further obligation to pay any amounts to the Executive or provide any further benefits to the Executive. Notwithstanding the forgoing, upon the occurrence of the events described in clauses (i), (ii) or (iii) above, the Boards of Directors of Unity and the Bank may, by joint resolution of both Boards, waive the termination of this Agreement and elect to maintain this Agreement in full force and effect, subject to the terms, including the term set forth above, of this Agreement.

Confidential Information.

As used herein, "Confidential Information" means any confidential or proprietary information relating to the Employer and its affiliates including, without limitation, the identity of the Employer's customers, the identity of representatives of customers with whom the Employer has dealt, the kinds of services provided by the Employer to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, customer preferences and policies, pricing information, business and marketing plans, financial information, budgets, compensation or personnel records, information concerning the creation, acquisition or disposition of products and services, vendors, software, data processing programs, databases, customer maintenance listings, computer software applications, research and development data, know-how, and other trade secrets.

Notwithstanding the above, Confidential Information does not include information which: (i) is or becomes public knowledge without breach of this Agreement; or (ii) is received by Executive from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; provided, however, that nothing in this Agreement shall prevent the Executive from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding and participating in any monetary award related to  such participation or information or to the extent that such participation or disclosure is required under applicable law; provided further, however, that with regard to legally required participation or disclosure the Executive will provide the Employer with prompt notice of such request, to the extent legally permitted to do so, so that the Employer may seek (with the cooperation of the Executive, if so requested by the Employer), a protective order or other appropriate remedy and/or waiver in writing of compliance with the provisions of this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement. At all times, both during the period of Executive's services for the Employer and after termination of Executive's services, the Executive will keep in strictest confidence and trust all Confidential Information and the Executive will not directly or indirectly use or disclose to any third-party any Confidential Information, except as may be necessary in the ordinary course of performing the Executive’s duties for the Employer, or disclose any Confidential Information, or permit or encourage any other person or entity to do so, without the prior written consent of the Employer except as may be necessary in the ordinary course of performing the Executive’s duties for the Employer.

The Executive agrees to return promptly all Confidential Information in tangible form, including, without limitation, all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks, mobile or remote computers (including personal digital assistants) or in any other manner to the Employer at any time that the Employer makes such a request and automatically, without request, within five days after the termination of the Executive's performance of services for the Employer for any reason.

Assignability.  Neither this Agreement nor the rights or obligations of Executive hereunder may be assigned, whether by operation of law or otherwise. This Agreement shall be binding upon the Employer, its successors and assignees. The Bank and Unity shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank and Unity, to expressly and unconditionally agree to assume and discharge the obligations of the Bank and Unity under this Agreement, in the same manner and to the same extent that the Bank and Unity would be required to perform if no such succession or assignment had taken place:

Waiver.  The waiver by Employer or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach hereof.

Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflict of laws.

Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended, waived, changed, modified or discharged, except by an agreement in writing signed by the parties hereto.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Amendment.  This Agreement may be modified or amended only by an amendment in writing signed by both parties.

Severability.  If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

Section Headings.  The headings contained in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Fees and Expenses.  If any party to this Agreement institutes any action or proceeding to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorney's fees and other reasonable legal costs and expenses.

Legal Representation.  The Executive hereby acknowledges that this Agreement has been prepared by Windels Marx Lane & Mittendorf , LLP as legal counsel for Unity and the Bank and that the Executive was given the opportunity to consult with independent legal counsel regarding this Agreement prior to his/her execution of this Agreement

Release.  All payments and benefits under Section 2 hereof shall be contingent upon Executive executing a general release of claims in favor of Unity, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, and which must be executed by the Executive no later than the twenty second (22nd) day after the termination of Executive's employment. Payments under this Agreement that are contingent upon such release shall, subject to Section 18, commence within eight (8) days after such release becomes effective; provided, however, that if Executive's termination of employment occurs on or after November 15 of a calendar year, then severance payments shall, subject to the effectiveness of such release and Section 18, commence on the first business day of the following calendar year.

Section 409A Compliance. If the Executive is a "specified employee" for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Agreement which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this Section 18 result in a delay of payments to the Executive, on the first day any such payments may be made incurring a penalty pursuant to Section 409A (the "409A Payment Date"), the Employer shall begin to make such payments as described in this Section 18, provided that any amounts would have been paid earlier but for application of this Section 18 shall be paid in lump-sum of the 409A Payment Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals as of the day and year first above written

ATTEST:        UNITY BANK

By: _____________________

James Hughes

President & Chief Executive Officer

ATTEST:        UNITY BANCORP, INC.

By: _____________________

James Hughes

President & Chief Executive Officer

WITNESS        EMPLOYEE

By: _____________________

Minsu Kim